Exhibit 2.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of September 4, 2019 (this “Amendment”), to the Stock Purchase Agreement, dated as of July 28, 2018, (the “Stock Purchase Agreement”), is entered into by and among US Foods, Inc. (“Buyer”) and Services Group of America, Inc. (“Seller”, together with Buyer, the “Parties”). Capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

WHEREAS, (i) Buyer, (ii) Seller, (iii) Amerifresh, Inc., Ameristar Meats, Inc., Food Services of America, Inc., Gampac Express, Inc., Systems Services of America, Inc. (collectively, the “Companies”) and (iv) solely for purposes of Article 12 therein, US Foods Holding Corp, entered into that certain Stock Purchase Agreement as of July 28, 2018 (the “Original Execution Date”);

WHEREAS, at the time the Stock Purchase Agreement was executed, it was anticipated by all parties thereto that the transactions contemplated by the Stock Purchase Agreement (the “Proposed Transaction”) would be consummated in the fiscal year ended December 28, 2018;

WHEREAS, the parties now anticipate the Proposed Transaction will be consummated in the fiscal year ending December 27, 2019 and, as a result, desire to amend the Stock Purchase Agreement; and

WHEREAS, Section 12.05 of the Stock Purchase Agreement permits the Parties to amend the Stock Purchase Agreement by an instrument in writing signed by Seller and Buyer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Section 1.01(a). Section 1.01(a) of the Stock Purchase Agreement is hereby amended as follows:

a.	by deleting the definitions of “2018 Bonus Plans”, “2018 Post-Closing Bonuses”, “2018 Pre-Closing Bonuses”, “2018 Pre-Closing Bonus Period” and “Accrued Employee Amounts”.

b.	by adding the following as new defined terms in the appropriate alphabetical order:

“2019 Bonus Plans” has the meaning set forth in Section 7.09.

“2019 Post-Closing Bonuses” has the meaning set forth in Section 7.09.

“2019 Post-Closing Bonus Period” has the meaning set forth in Section 7.09.

“2019 Pre-Closing Bonuses” has the meaning set forth in Section 7.09.

“2019 Pre-Closing Bonus Period” has the meaning set forth in Section 7.09.

“Accrued Employee Amounts” means, collectively, the Benefits Trust Contributions, the Accrued Paid Time-Off, the Accrued 401(k) Contributions, the HSA Contributions and the 2019 Pre-Closing Bonuses but excluding the Unaccrued Bonus Bank Amount and any compensation payable pursuant to the plans and arrangements listed in Section 7.11 of the Disclosure Schedule.

“Divestiture Employee” has the meaning set forth in Section 7.09.

2.	Section 7.09. Section 7.09 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

As promptly as practicable after the Closing Date, the Companies shall pay to Company Employees (including, for the avoidance of doubt, the individuals set forth on Section 7.09 of the Disclosure Schedule) any amounts owed pursuant to the bonus plans or arrangements of the Companies in place for the 2019 fiscal year(the “2019 Bonus Plans”), in respect of the portion of the 2019 fiscal year beginning on December 29, 2018 and ending on the last Friday of the month immediately preceding the month during which the Closing Date occurs (such period, the “2019 Pre-Closing Bonus Period”).  Buyer shall pay, or cause the Companies to pay, to Company Employees (including, for the avoidance of doubt, the individuals set forth on Section 7.09 of the Disclosure Schedule) the bonuses  in respect of performance for the 2019 fiscal year beginning on the first day after the end of the 2019 Pre-Closing Bonus Period and ending on December 27, 2019 (the “2019 Post-Closing Bonus Period”) and in accordance with the terms set forth in the “Food Group Bonus Transition” summary document, which was presented on May 17, 2019 to the “Steering Committee” formed by Buyer and Seller for purposes of integration planning (such bonuses, the “2019 Post-Closing Bonuses”); provided that neither Buyer nor any of the Companies shall be responsible for paying a 2019 Post-Closing Bonus in the case of any Company Employee who accepts a job offer from a third-party purchaser of any of the assets of the Companies as part of a divestiture mandated by any Governmental Authority (a “Divestiture Employee”), to the extent that Buyer will provide, and/or the applicable third-party purchaser is contractually obligated to provide, such Divestiture Employee with a bonus opportunity for the 2019 Post-Closing Bonus Period that is no less favorable than the bonus opportunity for such Divestiture Employee immediately prior to the Closing Date.  Except in the case of any Divestiture Employees, the 2019 Post-Closing Bonuses shall be paid following the end of the 2019 fiscal year at such time when annual bonuses have historically been paid out by the Companies, subject to continued employment of the applicable Company Employee with Buyer or its Affiliates through the end of the 2019 fiscal year (unless such Company Employee has been terminated without cause).  Prior to the Closing, to the extent Seller (as opposed to the Companies) has any obligation to pay any bonuses pursuant to the 2019 Bonus

Plans under any of the agreements listed on Section 7.09 of the Disclosure Schedule, such obligation (if any) shall be assigned to one of the Companies prior to the Closing, and the applicable Company shall assume any such obligation.  For the avoidance of doubt, this Section 7.09 shall in no way affect the obligations of Buyer set forth in Section 7.02(a).

3.	[Redacted]

4.	[Redacted]

5.
Representations and Warranties.  (a) The representations and warranties in Sections 4.02 and 4.04 of the Stock Purchase Agreement apply, mutatis mutandis, to this Amendment, except that such representations and warranties are initially given as of the date of this Amendment and (b) the representations and warranties in Sections 5.02 and 5.04 of the Stock Purchase Agreement apply, mutatis mutandis, to this Amendment, except that such representations and warranties are initially given as of the date of this Amendment.

6.	No Other Modification. The Stock Purchase Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

7.
Miscellaneous. Section 12.09 (Counterparts; Effectiveness), Section 12.10 (Jurisdiction), Section 12.11 (Governing Law), Section 12.12 (Specific Performance) and Section 12.13 (Waiver of Jury Trial) of the Stock Purchase Agreement are hereby incorporated into this Amendment, mutatis mutandis, as if set forth in full herein.  Each reference in the Stock Purchase Agreement (or in any and all instruments or documents provided for in the Stock Purchase Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Stock Purchase Agreement as amended hereby; provided that, for purposes of Articles 3, 4 and 5, this Amendment shall be ignored for purposes of determining whether the representations and warranties in such Articles were true and correct as of the Original Execution Date. No reference to this Amendment need be made in any instrument or document at any time referring to the Stock Purchase Agreement, and a reference to the Stock Purchase Agreement in any of such instruments or documents will be deemed to be a reference to the Stock Purchase Agreement as amended hereby.  The parties agree that all references in the Stock Purchase Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorize.

Services Group of America, Inc.

By:	/s/ Slade A. Stewart
	Name:	Slade A. Stewart
	Title:	Chief Operating Officer, Executive Vice President and Secretary

[Signature Page to SPA Amendment]

US FOODS, INC.

By:	/s/ Pietro Satriano
	Name:	Pietro Satriano
	Title:	Chief Executive Officer and President

[Signature Page to SPA Amendment]

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